Supplement dated Jan. 8, 2024 to the Prospectus Dated Dec. 29, 2023
Product Name	Prospectus Form #
RiverSource® Structured Solutions 2SM annuity	PRO9119_12_B01 (12/23)
The information in this supplement updates and amends certain information contained in the prospectus referenced above. Please read it carefully and keep it with your product prospectus for future reference. Except as modified in this supplement, all other terms and information contained in the prospectus remain in effect and unchanged.
Effective on Jan. 8, 2024, the following state variations are added to the “Appendix A: State Variations“ section in the prospectus. All other state variations are as stated in the “Appendix A: State Variations”:
State	Feature or Benefit	Variations or Availability
Idaho	Purchase – Right to Examine and Cancel
You may return the Contract within 20 days
from the date You received it. If Your
Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 20 days from the
date You received it.

Utah	Contract Fees, Charges and Value Adjustments – Optional Death Benefit Charges: - Return of Purchase Payment (ROPP) Rider Benefit Charges - MAV Death Benefit Rider Charges
We pro-rate this charge among the Indexed
Accounts, but not the Interim Account, in
the same proportion Your interest in each
account bears to Your total Contract Value in
the Indexed Accounts on Your Contract
Anniversary.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.
SUP9119-0001_ (01/24)